EX-99.p.3

Code of Ethics for Independent Trustees

Document classification	US mutual fund policy/procedure
Document owner:	Chief Compliance Officer
Version:	1.00
Date Approved:	__/__/2024
Procedure Statement:	The Board of Trustees (the “Board”) of each of the Delaware Funds by Macquarie®, Optimum Funds Trust, and Macquarie ETF Trust (each a “Trust” and, collectively, the “Trusts”) has adopted this Code of Ethics (the “Code”) to help to ensure that Trustees who are not “interested persons” of the Trusts, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”) place the interests of the Funds and their shareholders ahead of the Independent Trustees’ own personal interests. For purposes of this Code each series of the Trusts is a “Fund” and, collectively, the “Funds.”

General

Context

The 1940 Act and rules thereunder require that the Trusts establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of the Funds might take advantage of that knowledge for their own benefit. Each Trust has adopted this Code in recognition of the Independent Trustees’ fiduciary obligations to Fund shareholders and in accordance with various provisions of Rule 17j-1 under the 1940 Act.

The Independent Trustees owe a duty to the Fund and its shareholders to conduct their personal securities transactions in a manner that does not interfere with the portfolio transactions of the Fund, take inappropriate advantage of their relationship with the Fund, or create any actual or potential conflict of interest between their interests and the interests of the Fund and its shareholders. The Code, however, does not address every ethical issue that might arise. It is important for the Independent Trustees to be sensitive to investments that may compromise their independence, directly or indirectly. If you have any doubt after consulting the Code, please contact the Trusts’ Chief Compliance Officer (the “CCO”) or his or her designee.

Scope of this procedure

The Code applies to the Independent Trustees of the Trusts. The Code is separate and distinct from the Code of Ethics of the Trusts and the Code of Ethics of Delaware Management Company, each of which the Independent Trustees are not subject to.

For the avoidance of doubt, an Independent Trustee’s obligations under the Code only apply with respect to Funds for which such Independent Trustee serves as a member of the Board.

Requirements

Personal securities transaction prohibitions

An Independent Trustee, in connection with his or her purchase or sale (directly or indirectly) of a Security Held or to be Acquired by a Fund, may not:

•	Employ any device, scheme, or artifice to defraud a Fund.
•	Make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading.
•	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on a Fund.
•	Engage in any manipulative practice with respect to a Fund.

Personal securities transactions reporting obligations

Except as provided below, an Independent Trustee is ordinarily not required to report his or her personal securities transactions or identify his or her brokerage accounts to the Trusts or its representatives under this Code. An Independent Trustee must submit a Quarterly Transaction Report to the CCO for any personal transaction involving a Covered Security if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, should have known, that during the fifteen (15) calendar day period immediately before or after the date of the transaction:

•	A Fund purchased or sold such Covered Security.
•	A Fund or the Adviser or a sub-adviser to a Fund considered purchasing or selling such Covered Security.

If required, the Quarterly Transaction Report must be submitted no later than thirty (30) calendar days after the end of a calendar quarter in which the reportable transaction occurred. Please see Appendix A for the form of Quarterly Transaction Report.

Exclusions.

•	This provision is intended to refer to specific knowledge, not general awareness based on a Fund’s investment objective or benchmark.
•	Independent Trustees do not need to report transactions in accounts over which the Independent Trustee has no direct or indirect control. This includes any account for which an Independent Trustee has contractually authorized an independent third-party broker or advisor to have full investment discretion over the account and trade securities in the account without prior consent from the Independent Trustee for each transaction.

Administration of the Code

Review of Quarterly Transaction Reports. The CCO shall review any Quarterly Transaction Reports delivered by an Independent Trustee pursuant to this Code.

Investigations of Potential Violations. The CCO shall report potential violations of this Code by an Independent Trustee to the Board of the Trusts or a designated committee of such Board (the “Committee”). The Board or the Committee with the assistance of the CCO and counsel shall investigate any potential violation of the provisions of this Code. If the latter, after completion of such investigation, the Committee shall determine whether a violation has occurred and, if so, make a recommendation to the Board as to any action to be taken in response thereto. Any member of the Board and/or Committee who is alleged to have been involved in a violation shall be excluded from any such investigation and will not vote as to whether a violation has occurred or with respect to any action to be taken.

The Board has sole authority to determine the sanctions and remedy (and take such other actions as it deems appropriate) for any violation of the Code by an Independent Trustee, including appropriate disposition of any monies forfeited pursuant to this provision.

Annual Report. On at least an annual basis, the CCO shall provide the Board of each Trust with:

•	a written report that describes issues that arose under this Code since the prior such report, including, but not limited to, information relating to material violations of this Code and any actions taken, procedures adopted or sanctions imposed as a result of such violation. The annual report may be combined with the written report delivered by the CCO to each Board pursuant to Rule 38a-1 under the 1940 Act.

•	a certification that the Trusts have adopted procedures reasonably necessary to prevent the Independent Trustees from violating this Code.

Amendments. Any amendment to this Code for a Trust must be approved by a majority of the Independent Trustees of the Trust. The CCO will review this Code at least annually and is responsible for obtaining any required approvals before this Code is amended in a material respect.

Definitions

Covered Security means a security as defined in section 2(a)(36) of the 1940 Act. The term Covered Security is interpreted very broadly for purposes of this Code and includes any security or any right to acquire any security (an option or warrant, for example). It does not include:

•	Direct obligations of the Government of the United States.
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.
•	Shares issued by open-end funds registered under the 1940 Act.

Security Held or to be Acquired by a Fund means:

(a)	Any Covered Security which, within the most recent fifteen (15) calendar days:
o	Is or has been held by a Fund.
o	Is being or has been considered by a Fund or the Adviser for purchase by a Fund.
(b)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (a) above.

Should you have any questions as to whether any security or other instrument is a “Covered Security”, please contact the CCO or his or her designee.

APPENDIX A

Quarterly Transaction Report

●	Date of the transaction: _____________________________________
●	Security Name: ______________________________________________
●	Security Ticker/Symbol:_________________________________________
●	The interest rate and maturity date (if applicable): __________________________
●	Number of shares/principal amount of each Covered Security involved: _________________________
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition): __________________
●	The price of the Covered Security at which the transaction was effected: ___________________________
●	The name of the broker, dealer, or bank with or through which the transaction was effected: ___________________
●	Transaction Report Date (No later than thirty (30) calendar days after the end of a calendar quarter in which the reportable transaction occurred.): ___________________________________

Independent Trustee Name:

Signed: